EXHIBIT 99.1

Applied Industrial Technologies Reports
Record Sales and Earnings per Share for Fiscal 2015
CLEVELAND, OHIO (August 12, 2015) - Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2015 year ended June 30, 2015.
Net sales for the quarter were $677.5 million, an increase of 3.5% compared with $654.6 million in the same quarter a year ago. The overall sales increase for the quarter reflects a 6.5% increase from acquisition related volume, offset by a negative 2.4% foreign currency translation impact and a 0.6% decrease in our core underlying operations. Net income for the quarter was $28.0 million, or $0.70 per share, compared with $29.7 million, or $0.71 per share, in the fourth quarter of fiscal 2014.
For the 12 months ended June 30, 2015, sales were $2.75 billion, an increase of 11.9% compared to $2.46 billion last year, with acquisitions accounting for 11.4%. Net income was $115.5 million, or $2.80 per share, compared with $112.8 million, or $2.67 per share, in the prior year.
Commenting on the results, Applied's President & Chief Executive Officer Neil A. Schrimsher said, “While we report record sales and earnings per share for our fiscal 2015, we are not satisfied with the results. Our financials reflect the continued impact of reduced demand in certain industrial end markets as well as headwinds from foreign currency translation. We have taken action to reduce our operating expenses, and we will continue to be focused on effective cost controls and operating discipline in this economic environment.
“Looking forward, we expect the current economic conditions to continue through the first half of our fiscal 2016. For the full fiscal year, we are forecasting a sales change in the range of negative 2% to up 1%. This includes an expected negative impact from foreign currency translation of 2.5% for the remainder of calendar 2015 and nearly 1.0% negative for the first half of calendar 2016. We expect earnings per share for the full fiscal year to be in the range of $2.80 to $3.05 per share.
“While the current industrial economy presents some challenges, we know we have growth opportunities with current and new customers. We are pleased with the recent acquisition of Atlantic Fasteners - a nice addition that builds on our Maintenance Supplies & Solutions platform. We will be active with acquisitions throughout the fiscal year, and we are confident that Applied is well-positioned to serve our customers and generate shareholder value.”
During fiscal 2015, the Company returned a record $119 million to shareholders via dividends and share repurchases. In the fourth quarter, the Company purchased 406,000 shares of its common stock in open market transactions for $17.3 million. During the full fiscal year, the Company purchased 1,740,100 shares for $76.5 million. At June 30, 2015, the Company had remaining authorization to purchase 1,247,300 additional shares.
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 12, 2015. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-379-4140 or 1-212-231-2900 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8625 or 1-402-977-9141 (International) using passcode 21771737.
Founded in 1923, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as "will," "expect," "forecast," “guidance,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the performance of acquired businesses, currency exchange movements, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
# # #
For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales	$ 677,540	$ 654,618	$2,751,561	$2,459,878
Cost of sales	485,734	472,090	1,981,747	1,772,952
Gross Profit	191,806	182,528	769,814	686,926
Selling, distribution and administrative,
including depreciation	143,931	137,719	585,195	522,568
Operating Income	47,875	44,809	184,619	164,358
Interest expense, net	2,131	351	7,869	249
Other (income) expense, net	1,142	(404)	879	(2,153)
Income Before Income Taxes	44,602	44,862	175,871	166,262
Income Tax Expense	16,557	15,188	60,387	53,441
Net Income	$ 28,045	$ 29,674	$ 115,484	$ 112,821
Net Income Per Share - Basic	$ 0.70	$ 0.71	$ 2.82	$ 2.69
Net Income Per Share - Diluted	$ 0.70	$ 0.71	$ 2.80	$ 2.67
Average Shares Outstanding - Basic	40,062	41,652	40,892	41,942
Average Shares Outstanding - Diluted	40,335	42,014	41,187	42,331

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no LIFO layer liquidation benefits recognized for the periods ended June 30, 2015 and June 30, 2014.

(2) On July 1, 2014, the Company acquired 100% of the outstanding stock of Knox Oil Field Supply Inc. ("Knox"), headquartered in San Angelo, Texas, for a purchase price of $132.5 million.
On July 1, 2014, the Company acquired substantially all of the net assets of Rodamientos y Derivados del Norte S.A de C.V., a Mexican distributor of bearings and power transmission products and related products, and Great Southern Bearings / Northam Bearings, a Western Australia distributor of bearings and power transmission products. On November 3, 2014, the Company acquired Ira Pump and Supply Inc., a Texas distributor of oilfield pumps and supplies. The combined total purchase price of these acquisitions was $54.9 million.
The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.

(3) Effective July 1, 2013, the Company aligned the consolidation of the Company's Canadian subsidiaries in the consolidated financial statements which previously included results on a one month reporting lag. The Company has determined that the effect of this change is not material to the financial statements for all periods presented and therefore has not presented retrospective application of this change. The net impact of the lag elimination was $1.2 million of additional income and has been included within "Other (income) expense, net" on the Condensed Statements of Consolidated Income for the year ended June 30, 2014.

(4) During the quarter ended March 31, 2014, $2.8 million of tax reserves were reversed which reduced income tax expense by the same amount and resulted in an increase to earnings per share in the quarter of $0.07.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	June 30,
	2015	2014

Assets
Cash and cash equivalents	$ 69,470	$ 71,189
Accounts receivable, less allowances of $10,621 and $10,385	376,305	375,732
Inventories	362,419	335,747
Other current assets	51,111	53,480
Total current assets	859,305	836,148
Property, net	104,447	103,596
Goodwill	254,406	193,494
Intangibles, net	198,828	159,508
Other assets	17,982	41,423
Total Assets	$ 1,434,968	$ 1,334,169

Liabilities
Accounts payable	$ 179,825	$ 172,401
Current portion of long-term debt	3,349	2,720
Other accrued liabilities	126,898	115,834
Total current liabilities	310,072	290,955
Long-term debt	317,646	167,992
Other liabilities	65,922	74,914
Total Liabilities	693,640	533,861
Shareholders' Equity	741,328	800,308
Total Liabilities and Shareholders' Equity	$ 1,434,968	$ 1,334,169

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended
	June 30,
	2015	2014

Cash Flows from Operating Activities
Net income	$ 115,484	$ 112,821
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	16,578	13,977
Amortization of intangibles	25,797	14,023
Amortization of stock appreciation rights and options	1,610	1,808
Gain on sale of property	(1,291)	(53)
Other share-based compensation expense	2,896	2,864
Changes in assets and liabilities, net of acquisitions	(3,445)	(31,295)
Other, net	(3,091)	(4,035)
Net Cash provided by Operating Activities	154,538	110,110
Cash Flows from Investing Activities
Property purchases	(14,933)	(20,190)
Proceeds from property sales	1,932	877
Acquisition of businesses, net of cash acquired	(160,620)	(184,324)
Net Cash used in Investing Activities	(173,621)	(203,637)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	(17,000)	69,000
Long-term debt borrowings	170,000	100,000
Long-term debt repayments	(2,717)	(647)
Purchases of treasury shares	(76,515)	(36,732)
Dividends paid	(42,663)	(40,410)
Excess tax benefits from share-based compensation	1,042	2,674
Acquisition holdback payments	(7,693)	(1,839)
Exercise of stock appreciation rights and options	235	96
Net Cash provided by Financing Activities	24,689	92,142
Effect of Exchange Rate Changes on Cash	(7,325)	(590)
Decrease in cash and cash equivalents	(1,719)	(1,975)
Cash and cash equivalents at beginning of year	71,189	73,164
Cash and Cash Equivalents at End of Year	$ 69,470	$ 71,189